Exhibit 99.1

Pulmatrix and Mylan Report Positive Pharmacokinetic Bioavailability Data in Pilot Study of PUR0200 in Patients with Chronic Obstructive Pulmonary Disease (COPD)

Data Support Continued Development Towards Pivotal Bioequivalence Program for European Registration

Improved Efficiency of Delivery from the iSPERSE Dry Powder Platform Likely to Enable Therapeutic Equivalence at Significantly Lower Dose than the Reference Product

Lexington, MA, July 19, 2016 – Pulmatrix, Inc. (NASDAQ:PULM), today announced positive topline data from a Phase 1 pilot pharmacokinetic bioavailability trial of PUR0200. PUR0200 is a novel dry powder formulation of a currently marketed once daily bronchodilator, formulated in the company’s proprietary iSPERSE™ dry powder delivery technology.

Under the terms of an agreement with Mylan, Pulmatrix led the pilot pharmacokinetic clinical study and supportive development work with collaborative support from Mylan. Mylan has retained an option for PUR0200 ex-U.S. rights based on successful completion of the clinical study. Financial terms of the agreement are confidential.

The clinical trial results support the continued development of PUR0200 as a potential therapeutic equivalent of the marketed long acting muscarinic antagonist for the maintenance of bronchospasm in patients with chronic obstructive pulmonary disease (COPD) in Europe. The target PUR0200 therapeutically equivalent dose is significantly lower than the reference product. PUR0200 was safe and well tolerated in the study.

“We are pleased with the pharmacokinetic profile of PUR0200 emerging from the pilot bioavailability study,” said David L. Hava, PhD, chief scientific officer of Pulmatrix. “Together with our collaborator, we developed a robust trial design aimed at testing several hypotheses critical to establishing bioequivalence. We believe that the data from the current study has satisfied this goal and informs our continued development of PUR0200 for European Registration, seeking to demonstrate therapeutic equivalence to the reference product.”

In the pilot bioavailability study, 42 subjects were randomized to receive a single dose of one of five PUR0200 formulations or the reference product in a 7-period crossover design to assess the pharmacokinetics, safety and tolerability of PUR0200 and its relative bioavailability to the reference product. The completed study aimed at defining the relationship of PUR0200 formulation characteristics to the pharmacokinetic profile of the drug to establish formulation parameters for further development towards formal pharmacokinetic bioequivalence based on peak plasma concentrations (Cmax) and plasma concentrations over time (Area under the curve; AUC).

Clinical highlights from the study include:

•	Pharmacokinetics. PUR0200 kinetics were similar across all doses and formulations tested, with dose proportional increases in exposure for similarly sized formulations and the relationships between formulation parameters and bioavailabilty were defined. Plasma pharmacokinetic measures were comparable between selected PUR0200 formulations and the reference product.

•	Safety and tolerability. There were no serious adverse events and the safety profile of PUR0200 was comparable to that of the reference product. Of the 42 enrolled subjects, 41 completed all dosing periods.

Robert Clarke, PhD, CEO of Pulmatrix, said: “On the basis of the current data, we look forward to advancing PUR0200 through further clinical development. As the most advanced program in our pipeline, the completion of this PUR0200 study is an important milestone for the company. With PUR0200 and our iSPERSE-based proprietary pipeline, we are committed to meeting unmet patient needs in respiratory disease.”

The company previously reported positive results from a Phase 1b clinical trial of PUR0200 in moderate-to-severe COPD patients. In the Phase 1b trial, PUR0200 improved lung function (FEV1) and resulted in similar exposure as the reference product, but at markedly lower doses. Data from the pilot bioequivalence study will be presented at a future scientific conference.

About COPD

COPD is a long term, progressively destructive and life-threatening disease of the lungs. Cigarette smoking is the most common cause of COPD. Performance of everyday activities may be severely curtailed and overall quality of life significantly impaired. The most common symptoms of COPD are breathlessness, production of abnormal mucus in the airway, and a chronic cough. COPD is not curable, but treatment ameliorates symptoms and may slow the progress of the disease. According to the World Health Organization, approximately 65 million people worldwide had COPD in 2004 and it is predicted to become the third leading cause of death by 2020.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The company’s proprietary product pipeline is focused on advancing treatments for lung diseases, including opportunities in major pulmonary diseases through collaborations, like PUR0200, a bronchodilator in clinical development for chronic obstructive pulmonary disease (COPD) and PUR1900, an inhaled antifungal that could benefit severe asthmatics and patients with rare disease like cystic fibrosis. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Robert Clarke, CEO

(781) 357-2333

rclarke@pulmatrix.com

William Duke, CFO

(781) 357-2333

wduke@pulmatrix.com

Chris Brinzey, Westwicke Partners

(339) 970-2843

IR@pulmatrix.com